Exhibit 99.16(b)

MFS VARIABLE INSURANCE TRUST II

POWER OF ATTORNEY

The undersigned, each an officer of MFS Variable Insurance Trust II (the “Registrant”), hereby severally constitutes and appoints Mark N. Polebaum, Susan S. Newton, Christopher R. Bohane, Susan A. Pereira and Brian E. Langenfeld, and each of them singly, as true and lawful attorneys, with full power to them and each of them to sign for each of the undersigned, in the names of, and in the capacities indicated below, the Registration Statement on Form N-14 with respect to the proposed transfer of all of the assets of SC PIMCO High Yield Fund, a series of Sun Capital Advisers Trust, to MFS High Yield Portfolio, a series of the Registrant, in exchange solely for the assumption of certain identified liabilities of SC PIMCO High Yield Fund and the issuance to SC PIMCO High Yield Fund of shares of beneficial interest in MFS High Yield Portfolio (the “Reorganization”) and any and all amendments thereto and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission for the purpose of registering the Registrant as a management investment company under the Investment Company Act of 1940 and/or the shares issued in the Reorganization by the Registrant under the Securities Act of 1933 granting unto my said attorneys, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary or desirable to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand on this 15th day of August, 2012.

JOHN M. CORCORAN John M. Corcoran	President (Principal Executive Officer)

DAVID L. DILORENZO David L. DiLorenzo	Principal Financial and Accounting Officer